Exhibit 10.2

May 22, 2025
Shawn M. O’Connell

Re: Severance Agreement

Dear Shawn:

Reference is made to the letter agreement, dated as of April 1, 2019 (the “Severance Agreement”), by and between you and EnerSys (the “Company”). Capitalized terms used but not defined in this letter have the meanings set forth in the Severance Agreement.

Effective as of the date hereof, you and the Company hereby consent and agree that the Severance Agreement is hereby amended as follows:

1.Clause a. of Section 2.1 be hereby amended and restated as follows:

a.A lump sum cash payment within sixty (60) days following your termination of employment equal to two (2) times the sum of (i) your annual base compensation then in effect (or immediately prior to any reduction resulting in a termination for Good Reason) and (ii) your annual cash bonus at such target level then in effect (or immediately prior to any reduction resulting in a termination for Good Reason);

1.Clause b. of Section 2.1 be hereby amended and restated as follows:

a.If you and your dependents, if applicable, were enrolled in the Company’s medical, vision, and/or dental benefit plans on the date prior to the date of termination of employment, you may elect COBRA or equivalent continuation coverage for a period of two (2) years, you will pay the amount of premiums you would have paid for such coverage for such medical, vision, and/or dental benefits had you and your dependents, if applicable, continued to receive such coverage as an active employee, at the same level of coverage in effect as of your date of termination of employment; provided, however, that such reduced premiums will cease if you become eligible to participate in comparable programs of a subsequent employer prior to the end of such two (2) year period; and further provided that the Company will have no obligation to continue to maintain any plan or program during such period, solely as a result of the provisions of this Agreement. If required by law, regulation, or applicable guidance in order to not trigger any excise or penalty taxes, the Company shall have the right to substitute such coverage described herein with a cash subsidy in its sole discretion; and

1.Section 4.4 be hereby amended and restated as follows:

4.4 For purposes of this Section 4, a “Competing Business” means a business or enterprise (other than the Company and its Affiliates) that is engaged in any or all of the design, manufacture, importing, development, distribution, marketing, or sale of:
(a) motive power batteries, chargers, products, and accessories (including, without limitation, batteries, chargers and accessories for industrial forklift trucks, other materials handling equipment, transportation applications, and other electric powered vehicles or machinery, as well as any software or technology related thereto), and each and every component thereof;
(b) reserve power batteries, chargers, products, and accessories (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems and those used in utility industries, uninterruptible power supplies and other applications requiring stored energy solutions including medical, aerospace and defense systems, and outdoor equipment enclosure solutions, as well as any software or technology related thereto), and each and every component thereof;

(c) stationary and DC power systems, battery management systems, power control systems, stored energy solutions, renewable energy power systems, energy pipelines, maintenance services, applications for computer and computer-controlled systems, specialty power applications, software monitoring and control systems, DC Fast Charge, and any products, accessories, software, technology, consulting services and/or turnkey services relating thereto (including the design, engineering, installation or service thereof), including each and every component thereof; and/or

(d) any other product, service, software, or technology development of any kind or type that the Company or any of its Subsidiaries or Affiliates (i) now makes, designs, manufactures, imports, develops, distributes, markets, researches or sells, or (ii) makes, designs, manufactures, imports, develops, distributes, markets, researches or sells at any time during Participant’s employment with the Company and/or any of its Subsidiaries, such as, for example, lithium-ion, nickel-zinc cells or batteries, enclosures or lithium products, including but not limited to those used in space, defense, medical, transportation, industrial, or other stored energy solution applications, and/or hydrogen fuel cells.; and

1.Each of (x) and (y) Section 4.11 be hereby amended and restated by replacing the first instance of “one (1) year” with “two (2) years” therein.

Except as set forth herein, this letter is not intended to amend or waive any provision of the Severance Agreement, and all other terms of the Severance Agreement in effect as of the date hereof shall remain in full force and effect. This letter shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

Please evidence your mutual acceptance, agreement and consent to all of the matters set forth in this letter by signing and returning to us an executed counterpart of this letter.

Very truly yours,

ENERSYS

Joseph G. Lewis
Chief Legal & Compliance Officer

Accepted, agreed and consented to as of the date first written above:

Shawn M. O’Connell